Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283909

HAMILTON LANE VENTURE CAPITAL AND GROWTH FUND

SUPPLEMENT DATED MARCH 25, 2026

TO THE PROSPECTUS AND THE STATEMENT OF ADDITIONAL INFORMATION

DATED AUGUST 1, 2025, AS AMENDED AUGUST 12, 2025

This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus (as supplemented to date, the “Prospectus”) and statement of additional information (“SAI”) of Hamilton Lane Venture Capital and Growth Fund (the “Fund”), each dated August 1, 2025, as amended August 12, 2025. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and SAI.

Board Approves Distribution Services, LLC as Distributor

At a board meeting held on March 17, 2026 (the “Meeting”), the Fund’s Board of Trustees (the “Board” and individually, the “Trustees”), including a majority of the Trustees who are not “interested persons” (as defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended), approved Distribution Services, LLC (formerly UMB Distribution Services, LLC), as the Fund’s distributor and principal underwriter (“Distribution Services” or the “Distributor”). Effective on or about April 15, 2026 (the “Effective Date”), Distribution Services will replace PINE Distributors LLC (“PINE”) as the Fund’s distributor and principal underwriter.

1.	On the Effective Date, as a result of the change in the distributor and principal underwriter, all references to PINE in the Prospectus and SAI are hereby replaced with Distribution Services.

2.	Additionally, on the Effective Date the following paragraph replaces the first paragraph of the section of the Prospectus titled “Distributor” and supplements and supersedes any information to the contrary in the Prospectus and SAI:

Distribution Services, LLC (the “Distributor”), whose principal business address is Three Canal Plaza, Suite 100, Portland, ME 04101, acts as Distributor to the Fund on a best-efforts basis, subject to various conditions, pursuant to a Distribution Agreement (the “Distribution Agreement”) between the Fund and the Distributor.

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This Supplement, the Prospectus and the Statement of Additional Information for Class R, Class I and Class Y Shares dated August 1, 2025, as amended August 12, 2025, of the Fund each provide relevant information for all shareholders. The Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission, and are incorporated by reference. These can be obtained without charge by calling the Fund at (888)-882-8212 or by visiting www.hamiltonlane.com.

Investors Should Retain This Supplement for Future Reference